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
FORM 4              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
                                 WASHINGTON, D.C.  20549                     OMB Number           3235-0287
                                                                             Expires:     December 31, 2001
                                                                             Estimated average burden
                                                                             hours per response ........0.5

                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC
 UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940


[  ]  CHECK THIS BOX IF NO LONGER
      SUBJECT TO SECTION 16.
      FORM 4 OR FORM 5
      OBLIGATIONS MAY CONTINUE.
      SEE  INSTRUCTION 1(b).

(Print or Type Responses)

1.  Name and Address of            2.  Issuer Name and                                         6.  Relationship of Reporting
    Reporting Person*                  Ticker or Trading Symbol                                    Person(s) to Issuer
                                                                                                   (Check all applicable)
    Wright    Craig        R.          MPW Industrial Services
    --------------------------         Group, Inc.                  "MPWG"
    (Last)   (First)   (Middle)    3.  IRS Identification          4.  Statement for      X  Director               10% Owner
                                       Number of Reporting             Month/Year         --                      --
                                       Person, if an entity            October 2000            Officer              Other
   9711 Lancaster Road, S.E.           (Voluntary)                                        --  (give title) below) --(specify below)
        (Street)                             N/A                                              -------------------------------------
                                                                   5.  If Amendment,           7. Individual or Joint/Group Filing
   Hebron     Ohio       43025                                         Date of Original              (Check Applicable Line)
   ---------------------------                                         (Month/Year)  N/A             X   Form filed by One Reporting
  (City)     (State)     (Zip)                                                                      ---  Person
                                                                                                         Form filed by More than One
                                                                                                    ---  Reporting Person

                       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.  Title of   2. Trans-    3. Trans-      4.  Securities Acquired (A)     5.  Amount of       6.  Ownership      7.  Nature of
    Security      action       action          or Disposed of (D)              Securities          Form:  Direct      Indirect
     (Instr. 3)   Date         Code            (Instr. 3, 4 and 5)             Beneficially        (D) or Indirect    Beneficial
                  (Month/      (Instr. 8)                                      Owned at            (I)                Ownership
                  Day/                     --------------------------------    End of Month        (Instr. 4)         (Instr. 4)
                  Year)       Code     V    Amount      (A) or      Price    (Instr. 3 and 4)
                                                        (D)
Common Stock   10/30/00       P            10,000         A          $1.94     16,000                 D                 N/A
Common Stock   10/30/00       P             5,000         A          $1.94     5,000(1)               I              By daughter
Common Stock        N/A      N/A      N/A    N/A         N/A          N/A        500(1)               I              By Alexi, Inc.
Common Stock        N/A      N/A      N/A    N/A         N/A          N/A      4,000(1)               I              By trust
Common Stock        N/A      N/A      N/A    N/A         N/A          N/A      1,000(1)               I              By wife





Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-97)

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative  2. Conver-   3. Trans-     4. Transac-      5. Number            6. Date Exer-     7. Title and Amount of
   Security (Instr. 3)     sion or      action        tion Code        of Deriv-            cisable and       Underlying Securities
                           Exercise     Date          (Instr. 8)       ative                Expiration        (Instr. 3 and 4)
                           Price of    (Month/                         Securities           Date
                           Deriv-       Day/                           Acquired             (Month/
                           ative        Year)                          (A) or               Day/Year)
                           Security                                    Disposed
                                                                      of (D)
                                                                      (Instr. 3, 4,
                                                                      and 5)




                                                    Code      V       (A)         (D)    Date        Expi-      Title       Amount
                                                                                         Exer-       ration                 or
                                                                                         cis-        Date                   Number
                                                                                         able                               of
                                                                                                                            Shares

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EXPLANATION OF RESPONSES:



  8. Price     9.Number         10.         11. Na-
     of           of Deriv-     Owner-          ture
     Deriv-       ative          ship           of In-
     ative        Secur-         Form of        direct
     Secur-       ities          Deriv-         Bene-
     ity          Bene-          ative          ficial
     (Instr.      ficially       Secu-          Own-
    5)           Owned          rity:          ership
                 at End         Direct         (Instr.
                 of             (D) or         4)
                 Month          Indirect
                 (Instr. 4)     (I)
                                (Instr.
                                4)


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EXPLANATION OF RESPONSES:

(1)  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.








**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS                                     BY:  /s/ Craig R. Wright              11/9/00
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).       -----------------------           -------
                                                                                          ** SIGNATURE OF REPORTING PERSON   DATE

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.                                                     Page 2
                                                                                                                     SEC 1474 (7-97)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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